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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, is made as of this 24th day of September, 2001, by and between BOWATER INCORPORATED, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South Carolina 29601 (the "Corporation"), Bowater Canada Forest Products Division ("Bowater Canada Division") a Canadian corporation, and Pierre Monahan, 184 Deschamps Avenue, Repentigny (Quebec) J6A 2X9 (the "Executive").

         WHEREAS, the Corporation desires to employ the Executive as Vice President of the Corporation and as President of Bowater Canada Division; and

         WHEREAS, the Executive is desirous of serving the Corporation in such capacity;

         NOW, THEREFORE, the parties hereto agree as follows:


         1. Employment. During the term of this Agreement, the Corporation agrees to employ the Executive through Bowater Canada Division and the Executive agrees to be in the employ of Bowater Canada Division, in accordance with and subject to the provisions of this Agreement.

         2.       Term.

                  (a)      Subject to the provisions of subparagraphs (b) and
                           (c) of this Section 2, the term of this Agreement shall begin on the date hereof and shall continue thereafter until terminated by either party by written notice given to the other party at least thirty (30) days prior to the effective date of any such termination. The effective date of the termination shall be the date stated in such notice, provided that if the Corporation specifies an effective date that is more than thirty (30) days following the date of such notice, the Executive may, upon thirty (30) days' written notice to the Corporation, accelerate the effective date of such termination.

                  (b) Notwithstanding Section 2(a), upon the occurrence of a Change in Control as defined in the Change in Control Agreement between the Corporation and the Executive (the "Change in Control Agreement"), the term of this Agreement shall be deemed to continue until terminated, but in any event, for a period of not less


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                           than three (3) years following the date of the Change
                           in Control, unless such termination shall be at the Executive's election for other than "Good Reason" as that term is defined in the Change in Control Agreement.

                  (c) Notwithstanding Section 2(a), the term of this Agreement shall end upon:

                           (i)      the death of the Executive;

                           (ii) the inability of the Executive to perform his duties properly, whether by reason of ill-health, accident or other cause, for a period of one hundred and eighty (180) consecutive days or for periods totaling one hundred and eighty (180) days occurring within any twelve (12) consecutive calendar months; or

                           (iii) the Executive's retirement as of the retirement date.

         3. Position and Duties. Throughout the term hereof, the Executive shall be employed as Vice President of the Corporation (subject to election by the Board of Directors) and as President of Bowater Canada Division (Salary Grade 36), with the responsibility for the operation of the paper mills in Donnacona, Dolbeau, Gatineau and Dalhousie, as well as forestry, lumber sales and manufacturing operations in Quebec and New Brunswick, provided that the Executive shall undertake such other and further assignments and responsibilities of at least comparable status as the Board of Directors may direct. The Executive shall diligently and faithfully devote his full working time and best efforts to the performance of the services under this Agreement and to the furtherance of the best interests of the Corporation. The Executive shall report directly to the Chairman, President and Chief Executive Officer of the Corporation.

         4. Place of Employment. The Executive will be employed at the offices of Bowater Canada Division in the Greater Montreal Metropolitan Area.

         5.       Compensation and Benefits.

                  (a) Base Salary. The Corporation shall pay to the Executive a base salary of C$472,000.00 payable in substantially equal periodic installments on the Corporation's regular payroll dates. The


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                           Executive's base salary shall be reviewed at least
                           annually and from time to time may be increased (or reduced, if such reduction is effected pursuant to across-the-board salary reductions similarly affecting all management personnel of the Corporation).

                  (b)      Incentive Plans.

                           (i) Annual Incentive Plan. In addition to his base salary, the Executive shall be eligible to receive an annual incentive award under the Corporation's annual incentive plan in effect from time to time determined in the manner, at the time, and in the amounts set forth under such plan. For the balance of 2001, the Executive shall be entitled to a prorated incentive award based upon a target incentive of 55%. Starting in 2002, the target incentive will be determined by the Executive's Salary Grade Level (the target incentive for Salary Grade 36 is 50% for
                                    2002).

                           (ii) LTIP. The Executive shall be eligible to participate in the Bowater Incorporated 2000-2002 Long-Term Incentive Plan. The Executive's award, if any, shall be prorated based on his date of employment hereunder.

                           (iii) Stock-Based Incentive Compensation. Subject to the approval of the Board of Directors, the Executive shall be awarded a stock option grant relating to 50,000 shares, subject to the terms and conditions of the Corporation's 2000 Stock Option Plan and the regular Non-Qualified Stock Option Agreement. Starting in the year 2002, the Executive shall be eligible for an annual award under a Bowater stock-based incentive program, as modified from time to time, and for so long as such program continues.

                  (c) Benefit Plans. The Corporation shall make contributions on the Executive's behalf to the various benefit plans and programs of Bowater Canada Division in which the Executive is eligible to participate in accordance with the provisions thereof as in effect from time to time. For benefits administration purposes, the Executive's past service with Alliance Forest Products, Inc. ("AFP"), and its predecessor shall be recognized.


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                  (d)      Retirement Benefits. The Executive's retirement
                           benefits shall be computed based upon the terms of the AFP supplemental pension plan as in effect on the date hereof.

                  (e) Vacations. The Executive shall be entitled to paid vacation (currently five weeks), in keeping with the Corporate policy as in effect from time to time, to be taken at such time or times as may be approved by the Corporation.

                  (f) Expenses. Bowater Canada Division shall reimburse the Executive for all reasonable expenses properly incurred, and appropriately documented, by the Executive in connection with the business of the Corporation.

                  (g) Perquisites. Bowater Canada Division shall make available to the Executive all perquisites to which he is entitled by virtue of his position, including an annual flexible perquisites budget totaling $30,000 to pay for among other things, company rental car costs, private club memberships, etc.

         6. Nondisclosure. During and after the term of this Agreement, the Executive shall not, without the written consent of the Board of Directors of the Corporation, disclose or use directly or indirectly, (except in the course of employment hereunder and in furtherance of the business of the Corporation or any of its subsidiaries and affiliates) any of the trade secrets or other confidential information or proprietary data of the Corporation or its subsidiaries or affiliates; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same or similar businesses.


         7. Noncompetition. During the term of this Agreement and for a period of one (1) year after the date the Executive's employment terminates, the Executive shall not, within the territory of Canada and the United States, without the prior approval of the Board of Directors of the Corporation or its delegate, in the same or a similar capacity engage in or invest in, or aid or assist anyone else in the conduct of any business (other than the businesses of the Corporation and its subsidiaries and affiliates) which directly competes with the business of the Corporation and its subsidiaries and affiliates as conducted during the term hereof in the fields of forest and timber management or the sale of newsprint, pulp, coated and uncoated groundwood papers, forest, lumber or


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related products. If any court of competent jurisdiction shall determine that any of the provisions of this Section 7 shall not be enforceable because of the duration or scope thereof, the parties hereto agree that said court shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable and this Agreement in its reduced form shall be valid and enforceable to the extent permitted by law. The Executive acknowledges that the Corporation's remedy at law for a breach by the Executive of the provisions of this Section 7 will be inadequate. Accordingly, in the event of the breach or threatened breach by the Executive of this Section 7, the Corporation shall be entitled to injunctive relief in addition to any other remedy it may have.

         8. Severance Pay. If the Executive's employment hereunder is involuntarily terminated for any reason other than those set forth in Section 2(c) hereof, then unless the Corporation shall have terminated the Executive for "Cause", the Corporation shall pay the Executive severance pay in an amount equal to twenty-four (24) months of the Executive's base salary on the effective date of the termination, plus 1/12 of the Executive's target incentive under the Corporation's annual incentive plan as of the date of termination applicable to the Executive, for each month in the period beginning on January 1 of the year in which the date of the termination occurs and ending on the date of the termination and for each months' base salary to which the Executive is entitled under this Section 8, provided, however, that any amount paid to the Executive by the Corporation for services rendered subsequent to the thirtieth (30th) day following the communication to the Executive of notice of termination shall be deducted from the severance pay otherwise due hereunder. Such payment shall be made in a lump sum within ten (10) business days following the effective date of the termination. The severance pay shall be in lieu of all other compensation or payments of any kind relating to the termination of the Executive's employment hereunder; provided that the Executive's entitlement to compensation or payments under the Corporation's (or Bowater Canada Division's) retirement plans, stock option or stock-based incentive plans, or savings plans attributable to service rendered prior to the effective date of the termination shall not be affected by this clause and shall continue to be governed by the applicable provisions of such plans; and further provided that in lieu hereof, at his election, the Executive shall be entitled to the benefits of the Change in Control Agreement between the Corporation and the Executive, if termination occurs in a manner and at a time when such Change in Control Agreement is applicable. For purposes of this Agreement, the term for "Cause" shall mean because of gross negligence or willful misconduct by the Executive either in the course of his employment hereunder or which has a material adverse effect on the Corporation or the Executive's ability to perform adequately and effectively his duties hereunder.


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         9.       Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed, by registered or certified mail, return receipt requested to the respective addresses of the parties set forth above, or to such other address as any party hereto shall designate to the other party in writing pursuant to the terms of this Section 9.

         10. Severability. The provisions of this Agreement are severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision.

         11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the Province of Quebec.

         12. Supersedure. This Agreement shall cancel and supersede all prior agreements relating to employment between the Executive and the Corporation, except for the terms outlined in the Corporation's letter offering employment to the Executive dated July 13, 2001, to the extent such terms are not included herein.

         13. Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by any of the parties hereto.

         14. Binding Effect. The terms of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Corporation and the heirs, executors, administrators and successors of the Executive, but this Agreement may not be assigned by the Executive.

         15. French/English Language. The present contract has been drafted in the English language at the request of the parties and both parties are agreeable that it be so. Les parties ont convenu que le present contrat soit redige en langue anglaise et sont d'accord a ce sujet.


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         IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

BOWATER INCORPORATED


By /s/ Arnold M. Nemirow                             /s/ Pierre Monahan
   -----------------------------------------         --------------------------
       Arnold M. Nemirow                                   Pierre Monahan
Chairman and Chief Executive Officer


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